INVESTOR CONTACT:	A. Ernest Whiton
Chief Financial Officer
ZOLL Medical Corporation
(978) 421-9655

MEDIA CONTACT:	Susan Schumacher
ZOLL Medical Corporation
(978) 421-9655

   FOR IMMEDIATE RELEASE

      ZOLL Medical Corporation Announces Record
First Quarter Revenue and Earnings

        Chelmsford, MA, January 22, 2004 – ZOLL Medical Corporation (Nasdaq: ZOLL), a manufacturer of non-invasive cardiac resuscitation devices which provide pacing and defibrillation, today announced record first quarter revenues of $50,842,000, an increase of 18% as compared to first quarter revenues of $43,092,000 last year. Net income and earnings per diluted share for the first quarter also increased to record levels. Net income increased 18% to $2,681,000, or $.29 per diluted share, for the quarter as compared to $2,281,000, or $.25 per diluted share, for the comparable prior year period.

        First quarter sales to the North American market grew to $39.4 million, an increase of 35% as compared to the first quarter of 2003. North American hospital sales increased 48% to $19.3 million as compared to the first quarter of last year. Sales to the North American pre-hospital market increased 31% to $14.8 over the comparable prior year period. International sales decreased 18% as compared to the same period last year. This decrease primarily resulted from German Army shipments in the first quarter of last year, which did not repeat this year. AED sales were $6.8 million as compared to $3.9 million in the first quarter of last year, growing 77%. Sequentially, AED sales increased 30% as compared to the fourth quarter of 2003.

        Gross margin for the first quarter was 56.5% compared to 53.5% for the comparable prior year quarter. This increase reflected the absence of German Army shipments in the first quarter of 2004 and improved mix of shipments.

        Richard A. Packer, President and Chief Executive Officer of ZOLL, observed, “We are pleased with our continued sales growth. The quarter was highlighted by the significant progress in AED sales around the globe. Additional selling resources in the United States, along with increased International focus, yielded strong results. We are still pushing to get fully engaged in all segments of the AED business and we look forward to continued penetration in that market.”

        Mr. Packer added, “North American Hospital sales growth was led by U.S. Military shipments which exceeded $7 million. During the quarter we also received an additional order of $6 million from the U.S. Air Force, most of which remains in our backlog. We are well along in the standardization of all branches of the U.S. Military to ZOLL defibrillators. In the North American Pre-Hospital market we achieved good growth in spite of continued slow spending in the EMS market due to tight municipal and state budgets. In the International market we faced a very difficult comparison against the first quarter of last year. We expect to see a return to growth in Q2 in the International market.”

        Mr. Packer concluded, “Market conditions remain unchanged. Going forward, we expect to get good growth in the AED and International markets while we still wait for the North American EMS market spending to strengthen. Our continued success with the U.S. Military will contribute to our growth. We have added significant selling resources in this past quarter in all markets and we look forward to full contribution from this investment in future quarters. Overall, our outlook for the Company for both the second quarter, and the rest of the year remains unchanged.”

ZOLL Medical Corporation (NASDAQ: ZOLL), with worldwide headquarters in Chelmsford, Massachusetts, designs, manufactures, and markets resuscitation solutions. Pacing and defibrillation devices, including ZOLL’s M Series™ and AED Plus™, and LIFECOR, Inc.’s LifeVest™ Wearable Defibrillator; and circulatory assist devices such as Advanced Circulatory Systems, Inc.’s ResQPOD™ Circulatory Enhancer and Revivant Corporation’s AutoPulse™, are used by health care professionals, emergency medical service providers, and first responders to diagnose and treat cardiac arrest wherever it may occur. ZOLL also designs and markets software that automates the collection and management of both clinical and non-clinical data. ZOLL has operations in the United States, Canada, the United Kingdom, Germany, France, the Netherlands, and Australia, and business partners in all of the world’s major markets. For more information about ZOLL, its products and partners, visit www.zoll.com or call 978-421-9655.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company’s business, the expected penetration of the AED market, anticipated growth in AED and International markets, the expected contribution of additional sales people, the outlook for the second quarter and the remainder of the year and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on December 19, 2003, including the future performance of the direct sales operations, as well as uncertainties regarding the market acceptance and profitability of the ZOLL AED Plus, the length and severity of the current economic slowdown and its impact on capital spending budgets, the reduction in overall capital equipment expenditures in the hospital and pre-hospital markets, the impact of governmental budget restraints on the purchase of capital equipment, the continued war in the Middle East, the impact of the war on terrorism, the potential disruption in the transportation industry on the Company’s supply chain and product distribution channels, and the desire or ability of other parties to purchase the Company’s products.

(Financial Results to Follow)

ZOLL MEDICAL CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share and share data)

	Three Months Ended
	January 4, 2004	December 29, 2002

Net sales	$50,842	$43,092
Cost of goods sold	22,139	20,042
Gross profit	28,703	23,050
Expenses:
Selling and marketing	17,756	14,229
General and administrative	3,185	2,996
Research and development	4,340	3,056
Total expenses	25,281	20,281
Income from operations	3,422	2,769
Other income	579	635
Income before taxes	4,001	3,404
Taxes	1,320	1,123
Net income	$ 2,681	$ 2,281
Earnings per share:
Basic	$ 0.29	$ 0.25
Diluted	$ 0.29	$ 0.25
Weighted average common shares:
Basic	9,103	8,968
Diluted	9,248	9,183

ZOLL MEDICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 4, 2004	September 28, 2003

ASSETS
Current assets:
Cash and cash equivalents	$ 34,533	$ 40,780
Short-term investments	22,833	19,992
Accounts receivable, net	50,478	47,906
Inventory	34,551	34,388
Prepaid expenses and other current assets	5,229	5,042
Total current assets	147,624	148,108
Property and equipment, net	24,184	23,046
Other assets, net	20,941	20,942
	$192,749	$192,096
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 11,108	$ 12,204
Accrued expenses and other liabilities	19,300	22,399
Total current liabilities	30,408	34,603
Deferred income taxes	1,502	1,502
Total stockholders' equity	160,839	155,991
	$192,749	$192,096